Exhibit 99.1

Eastside Distilling Reports Third Quarter 2021 Financial Results

Company to Host Conference Call at 5:00pm ET Today

PORTLAND, Oregon, November 15, 2021 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits and ready-to-drink (“RTD”) craft cocktails, reported third quarter 2021 financial results for the period ended September 30, 2021.

Third Quarter 2021 Highlights:

●	Raised $4.3 million of cash during the quarter and $4.0 million subsequent to quarter-end; the proceeds will primarily be used to fund the 3-year growth initiatives

●	Improved spirits gross profit over 50% despite challenging business environment

●	Significant reduction in year over year operating costs and improved year over year EBITDA performance

●	Signed a non-binding term sheet with a lending group for a 3 year $9.6 million ABL facility which is expected to close in December

“The Company continues to improve on the most important critical measures like current ratio, net income, liquidity, shareholder equity, cash balance, debt maturity, spirits gross margin, operating expense, material sourcing, product pricing and cash balance. Unfortunately, the lingering effects of the COVID pandemic, the Company’s historical liquidity issues and the integration of the Azuñia franchise have created short term challenges that have suppressed sales. We have pivoted to our 3-year growth strategy and anticipate sequential revenue performance forward, especially as we begin 2022,” said Paul Block, Eastside’s CEO.

Financial Results

Gross sales for the three months ending September 30, 2021 decreased to $3.3 million from $4.3 million for the three months ending September 30, 2020 primarily driven by a decrease in canning and bottling revenue compared to the prior year. During 2021, the craft beer canning industry supply chain restrictions have become less impactful and on-premise accounts have opened from the COVID pandemic, brewers have begun to purchase raw material again and shift sales to the on-premise bottle and keg packages. This year-on-year shift in supply and return to on-premise sales caused the mobile beer canning industry to service smaller runs at higher costs suppressing sales and margin. In addition, sales of spirits were down from last year due to Azuñia supply chain constraints, California distributor management of Portland Potato Vodka and slower distribution expansion outside Oregon due to distributor issues. Sales of spirits were primarily down from last year for three reasons: 1) Azuñia supply chain constraints, 2) California distributor management of Portland Potato Vodka and 3) slower distribution expansion outside Oregon due to distributor issues. Gross profit for the three months ending September 30, 2021 decreased to $1.1 million from $1.4 million for the three months ending September 30, 2020. Gross margin of 36% for the three months ending September 30, 2021 increased from 35% for the three months ending September 30, 2020 primarily due to an improvement in Spirts margins partially offset by lower margins for Craft C+B. Spirits margins have improved despite supply chain challenges due to a focus of profitable sales.

The Company continued to make improvements in lowering operating expenses which declined for the three months ending September 30, 2021 to $2.7 million from $3.0 million for the three months ending September 30, 2020. This reduction was due to lower depreciation and amortization expenses, compensation and marketing spend.

Net loss including discontinued operations for the three months ending September 30, 2021 was $(1.9) million and for the three months ending September 30, 2020 it was $(1.8) million. The Company continued its improvement in adjusted EBITDA reporting $(0.6) million for the three months ending September 30, 2021 compared to $(0.7) million for the three months ending September 30, 2020. The Company accounted for the Redneck Riviera License Termination and closing of its retail tasting room as part of discontinued operations in its 2021 Form 10-Q filing.

During the third quarter, the Company delivered 9,725 cases of spirits, excluding Redneck Riviera. Azuñia benefitted from the slow recovery of the on-premise business. Burnside distribution outside of Oregon decreased in part due to distribution changes. The rollout of both Burnside, Portland Potato Vodka and Eastside Brands have been slower than anticipated as the Company has had to restructure its distribution strategy. These brands have also faced tougher comparisons to the prior year due to the surge of “at-home” consumption. The following table details cases delivered during the three months ending September 30, 2021 and 2020:

9L Cases	Q3 2021	Q3 2020
Azuñia	3,316	3,140
Burnside	1,109	1,323
Hue-Hue	57	148
PPV	5,057	5,241
Eastside Brands	96	—
Legacy Brands	90	605
9L Case Volume	9,725	10,457

The Company ended the quarter with $4.5 million in borrowings under its Live Oak and FIB credit facilities and reported cash of $2.8 million. The Company has continued improving its cash position and reducing debt. The Company issued 900,000 shares of common stock in connection with the exercise of warrants for $2.4 million of cash. The transaction allowed the Company to fund a key component of its strategic plan. The Company issued 900,000 new 5-year warrants with a strike of $3.00 per share. In addition, the Company issued 718,225 shares of common stock for net proceeds of $1.9 million.

Subsequent to quarter-end, the Company received $2.5 million in net proceeds from the sale of 2.5 million shares of Series B Convertible Preferred Stock. In addition, the Company sold 579,398 shares of common stock for net proceeds of $1.5 million in at-the-market public placements.

In addition, the Company has signed a non-binding term sheet with a lending group for a $9.6 million 3-year ABL facility with an accordion feature expanding the facility to potentially $12 million. The Company has completed due diligence and expects to close the facility and repay Live Oak in early December.

The Company will give further updates on its earnings conference call.

Use of Non-GAAP Measures

Eastside Distilling’s management evaluates and makes operating decisions using various financial metrics. In addition to the Company’s GAAP results, management also considers the non-GAAP measure of adjusted EBITDA as a supplement to GAAP results. Management believes this non-GAAP measure provides useful information about the Company’s operating results and assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time items. The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Third Quarter 2021 Conference Call Details

Date and Time: Monday, November 15, 2021, at 5:00pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Conference Calls section of the Company’s website at https://www.eastsidedistilling.com/conference-calls.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10160651. A webcast replay will be available in the Conference Calls section of the Company’s website at https://www.eastsidedistilling.com/conference-calls for 90 days.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements that reflect our expectations or anticipations rather than historical fact. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the impact of COVID-19 and related business disruption, the Company’s ongoing financing requirements and ability to achieve financing, acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and other risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). A detailed discussion of the most significant risks can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K. The Company assumes no obligation to update the cautionary information in this press release.

Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the Company with the Securities and Exchange Commission on Form 10-Q for the period ended September 30, 2021, and which can be viewed at www.sec.gov and in the investor relations section of the Company’s website at www.eastsidedistilling.com/investors.

Eastside Distilling, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2021 and December 31, 2020

Dollars in thousands, except share and per share

	September 30, 2021	December 31, 2020
Assets	Unaudited
Current assets:
Cash	$2,770	$836
Trade receivables, net	1,338	694
Inventories	6,058	6,728
Prepaid expenses and current assets	1,897	750
Current assets held for sale	-	3,833
Total current assets	12,063	12,841
Property and equipment, net	2,455	3,109
Right-of-use assets	881	1,270
Intangible assets, net	13,728	14,038
Other assets, net	239	285
Non-current assets held for sale	74	189
Total Assets	$29,440	$31,732

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,399	$1,864
Accrued liabilities	922	1,452
Deferred revenue	-	23
Current portion of secured credit facilities, net of debt issuance costs	2,977	6,405
Deferred consideration for Azuñia acquisition	-	15,452
Other current liabilities, related party	-	700
Current portion of notes payable	918	3,830
Current portion of lease liabilities	332	515
Current liabilities held for sale	20	18
Total current liabilities	6,568	30,259
Lease liabilities, net of current portion	583	817
Secured credit facilities, net of debt issuance costs	2,722	-
Notes payable, related parties	6,963	-
Notes payable, net of current portion	1,256	1,693
Non-current liabilities held for sale	46	71
Total liabilities	18,138	32,840

Eastside Distilling, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (continued)

September 30, 2021 and December 31, 2020

Dollars in thousands, except share and per share

	September 30, 2021	December 31, 2020
	Unaudited
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 35,000,000 shares authorized;
14,087,028 and 10,382,015 shares issued and outstanding as of
September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	67,653	52,985
Accumulated deficit	(56,352)	(54,094)
Total Stockholders’ Equity (Deficit)	11,302	(1,108)
Total Liabilities and Stockholders’ Equity (Deficit)	$29,440	$31,732

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2021 and 2020

Dollars and shares in thousands, except per share

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Sales	$3,277	$4,275	$10,138	$11,242
Less customer programs and excise taxes	114	257	525	673
Net sales	3,163	4,018	9,613	10,569
Cost of sales	2,017	2,614	6,575	7,019
Gross profit	1,146	1,404	3,038	3,550
Operating expenses:
Sales and marketing expenses	489	806	1,900	3,289
General and administrative expenses	1,801	2,346	5,913	6,789
(Gain) loss on disposal of property and equipment	360	(112)	421	(131)
Total operating expenses	2,650	3,040	8,234	9,947
Loss from operations	(1,504)	(1,636)	(5,196)	(6,397)
Other income (expense), net
Interest expense	(414)	(252)	(885)	(875)
Other income	25	37	2,242	37
Total other income (expense), net	(389)	(215)	1,357	(838)
Loss before income taxes	(1,893)	(1,851)	(3,839)	(7,235)
Provision for income taxes	-	-	-	-
Net loss from continuing operations	(1,893)	(1,851)	(3,839)	(7,235)
Net income (loss) from discontinued operations	(17)	84	3,869	(227)
Net income (loss)	(1,910)	(1,767)	30	(7,462)
Deemed dividend-warrant price protection-revaluation adjustment	(2,288)	-	(2,288)	-
Net loss attributable to common shareholders	$(4,198)	$(1,767)	$(2,258)	$(7,462)

Eastside Distilling, Inc. and Subsidiaries

Consolidated Statements of Operations (continued)

For the Three and Nine Months Ended September 30, 2021 and 2020

Dollars and shares in thousands, except per share

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Basic net loss per common share	$(0.32)	$(0.17)	$(0.19)	$(0.75)
Basic weighted average common shares outstanding	13,055	10,104	12,145	9,947

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$(1,910)	$(1,767)	$30	$(7,462)
Add:
Interest expense	414	252	885	875
Depreciation and amortization	297	589	903	1,858
EBITDA	(1,199)	(926)	1,818	(4,729)
(Gain) loss on disposal of property and equipment	360	(112)	421	(131)
Gain on termination of license agreement	-	-	(2,850)	-
Forgiveness of debt - PPP	-	-	(1,448)	-
Remeasurement of deferred consideration	-	-	(750)	-
Gain on disposal of offsite inventory	-	-	(1,047)	-
Severance payments	-	-	176	-
One-time professional fees	60	-	403	-
Stock compensation	168	313	577	1,115
Adjusted EBITDA	$(611)	$(725)	$(2,700)	$(3,745)

INVESTOR RELATIONS CONTACT: Amy Brassard, (503) 542-7420, ir@eastsidedistilling.com

This information is being distributed to you by: Eastside Distilling, Inc.

8911 NE MARX DRIVE, SUITE A2, PORTLAND, OREGON, 97220